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                             N E W S  R E L E A S E
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BEFORE THE OPENING

Contact:  Harold R. Logan, Jr., Sr. V.P. Finance
          303-595-3331

October 10, 1994
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DENVER, COLORADO - Associated Natural Gas Corporation, (NYSE:NGA) and Panhandle
Eastern Corporation (NYSE:PEL) today announced an agreement for the combination of Panhandle and Associated on a tax-free exchange of stock for stock to be accounted for as a pooling of interest.

In the combination, which is structured as a merger of Associated and a wholly owned subsidiary of Panhandle, each share of Associated's common stock will be converted into the right to receive between 1.5725 and 1.8750 shares of Panhandle common stock, depending on the average daily price of Panhandle's common stock during a 15 day period prior to completion of the merger. (Based on the average daily price of Panhandle common stock for the most recent 15 day period of $22.80, the exchange ratio would be approximately 1.71 shares of Panhandle common stock for each share of Associated common stock.) At a price of $39 per share for Associated stock, the total value of the transaction, inclusive of $239 million of Associated long-term debt, is approximately $830 million.

Donald H. Anderson, President of Associated, said, "Associated and all of its operating subsidiaries will remain as a separate operating entity, and its management and operating employees will remain in the combined organization. The transaction will provide Associated's stockholders with a premium over the current price of Associated's common stock, as well as the opportunity to participate in the major growth potential of the combined companies."

Following completion of the merger, which is subject to certain conditions, including Associated and Panhandle stockholder approval, Associated will become a wholly-owned subsidiary of Panhandle.

Paul Anderson, President of Panhandle, said, "The merger of Panhandle and Associated should enhance the value of the shares owned by the stockholders of each company. The combined entities will comprise one of the nation's largest natural gas transportation companies, will be the nation's third largest independent natural gas marketing company, the fourth largest natural gas gathering company, and one of the top 15 natural gas liquids producers in the country."

Paul Anderson stated that if the transaction is completed by year-end as planned, the impact of the merger, including all transaction costs, will be reflected in Panhandle's 1994 results. "We continue to expect Panhandle's 1994 earnings, exclusive of the effect of the this merger, to be at the high end of financial analyst estimates of $1.65 to $1.75 per share. Our preliminary third quarter results, which are not final, are expected to be approximately 40 cents per share. Although there will be minor dilution of 1995 earnings, the company remains confident that our earlier stated goal of $2 per share in 1995 is still achievable," he said.

"This action is a part of Panhandle's strategic plan to further expand its activities beyond its core gas transmission services business. The merger with Associated provides a major step in this direction," Paul Anderson continued. "The combination of Panhandle and Associated will provide diversity of supply and markets for both companies and will combine significant growth opportunities with the necessary financial resources to fully develop them. Panhandle will be able to broaden its service portfolio and access to western U.S. markets and supply, and Associated will achieve improved access to new high-value markets in the midwest and northeast, as well as to gulf coast, Canadian and Mexican gas supplies, together with a portfolio of complementary market services.
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"Both companies have the management depth and flexibility to lead and respond to change in the energy industry. An emphasis on customer service has been an important focus for both companies and will continue to distinguish the combined operation from its competitors," Paul Anderson added.

In connection with the merger agreement, Associated has granted Panhandle an option to purchase up to 19.9 percent of newly issued shares of Associated common stock at the price of $39 per share upon any termination of the merger agreement under certain specific circumstances. In addition, Associated has agreed to pay to Panhandle $20 million as a termination fee if the merger agreement is similarly terminated. Also, holders of approximately 10 percent of Associated's outstanding common stock, including substantially all of Associated's executive officers and directors, have granted to Panhandle an irrevocable proxy to vote in favor of the merger and against any matter that is inconsistent with the proposed transaction.

The merger agreement was approved by Panhandle's Board of Directors at a meeting on Saturday, October 8, 1994 and by Associated's Board of Directors at its meeting on Sunday, October 9, 1994. The parties expect that the merger will be completed in mid-December 1994.

Associated is one of the largest U.S. independent gatherers, processors, transporters and marketers of natural gas, NGLs and crude oil. Its 870 employees operate 9,467 miles of pipelines connected to 7,853 wells and other facilities in major natural gas and oil producing basins in 9 states. It markets natural gas from coast to coast, Canada and the United Kingdom, and markets and trades over 2.5 billion cubic feet of natural gas, 43,000 barrels of NGLs and 77,000 barrels of crude oil on a daily basis.

Panhandle, America's natural gas transportation company, operates one of the nation's largest interstate natural gas pipeline systems, providing natural gas transportation and related services to the midwest and northeast markets.



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